UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 31, 2006

The Allstate Corporation

(Exact name of registrant as specified in charter)

Delaware	1-11840	36-3871531
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

2775 Sanders Road, Northbrook, Illinois		60062
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code (847) 402-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02.              Results of Operations and Financial Condition.

On January 31, 2006, the registrant issued a press release announcing its financial results for the fourth quarter of 2005. A copy of the press release is furnished as Exhibit 99 to this report.

Section 8 – Other Events

Item 8.01.              Other Events.

The following excerpt from the press release dated January 31, 2006 is filed under this Item 8.01.

Reinsurance

We utilize reinsurance to reduce exposure to catastrophe risk and to help manage capital, while lessening earnings volatility and improving shareholder return, and to support the required statutory surplus and the insurance financial strength ratings of certain subsidiaries.  We purchase significant reinsurance where we believe the greatest benefit will be achieved relative to our aggregate countrywide exposure.  The price and terms of reinsurance and the credit quality of the reinsurer are considered in the purchase process, along with whether the price can be appropriately reflected in the costs that are considered in setting future rates charged to policyholders.

Our catastrophe reinsurance program has been designed to coordinate coverage provided under various treaties.  As discussed below, our reinsurance program is composed of treaties that provide coverage for state specific personal lines property catastrophe exposures, with various retentions and limits.  In addition, the program includes an aggregate excess agreement that limits Allstate Protection’s personal lines property and auto catastrophe losses for storms named or numbered by the National Weather Service, earthquakes, and fires following earthquakes in excess of $2 billion in aggregated losses up to the treaty limit of $2 billion, excluding Florida. Losses recovered, if any, from the state specific treaties are excluded when determining the retention of the aggregate excess agreement.  We have placed these programs in the global reinsurance market, with the majority of the limits of these programs placed with reinsurers that currently have an A.M. Best rating of A+ or better.  The remaining limits are placed with reinsurers that currently have an A.M. Best rating no lower than A-.

Multi-year individual state reinsurance treaties cover personal property excess catastrophe losses in seven states: Connecticut, New Jersey, New York, North Carolina, South Carolina and Texas through May 31, 2008 and Florida through May 31, 2007 (the

“multi-year treaties”).  The annual retentions and limits on these treaties in effect since June 1, 2005 are shown in the following table.

State	% Placed	Annual Retention		Limit
		(in millions)		(in millions)
Connecticut	95	$100		$200
New Jersey	95	100		100
New York	90	750		1,000
North Carolina	10	80		175
South Carolina	10	97		435
Texas(2)	95	320		550
Florida	90	Excess of FHCF Reimbursement	(1)	900

(1)                        The Florida Hurricane Catastrophe Fund (“FHCF”) provides 90% reimbursement of qualifying losses up to an estimated maximum.  For the 6/1/2005 – 5/31/2006 hurricane season, this maximum is estimated to be $945 million in excess of Allstate’s retention of $262 million for the two largest hurricanes and $87 million for other hurricanes.

(2)                        Reinsurance is recoverable by Allstate Texas Lloyd’s (“ATL”), a syndicate insurance company.  ATL also has a 100% reinsurance agreement with Allstate Insurance Company (“AIC”) covering losses in excess of and/or not reinsured by the Texas treaty.

The multi-year treaties provide coverage per occurrence for covered losses above each respective retention to the respective maximum coverage limit according to the percent placed on Allstate brand policies in each state except for Florida.  The Florida treaty provides coverage for policies written by Allstate Floridian.  Each of these treaties also has a provision for reinstatement and annual measurement of exposures, which may produce changes in retentions, limits and/or reinsurance premiums as a result of increases or decreases in our exposure levels from the previous year.  Under the current New Jersey and Texas treaties, we have the option to expand coverage limits by $100 million per year in each of the two subsequent years, and we expect to exercise the first $100 million limit increase option under both contracts effective June 1, 2006.  We also expect to terminate the existing treaties in the states of North Carolina and South Carolina on May 31, 2006.

We are also considering additional reinsurance that covers Allstate Protection’s personal property excess catastrophe losses in New Jersey, effective June 1, 2006 (the “New Jersey agreement”).  This new agreement could provide as much as $300 million of coverage in excess of the New Jersey multi-year treaty limit on an annual basis.

We have also entered into a reinsurance agreement that covers Allstate Protection’s personal property excess losses in California for fires following earthquakes, effective February 1, 2006 and expiring May 31, 2008 (the “California fire following agreement”).   This agreement provides coverage not to exceed $1.5 billion for any one loss occurrence in excess of $500 million, with Allstate retaining a 5% share of the agreement’s limit. With respect to all loss occurrences, this agreement provides in total $3 billion of coverage for all qualifying losses without limitation except when a qualifying loss occurrence exceeds $2 billion, then for 21 days no additional recovery can occur for any losses within the same seismic geographically affected area. The agreement allows for annual measurements, which may produce changes in retention as a result of increases or decreases in our exposure levels from a previous year.

We have entered into a catastrophe aggregate excess of loss reinsurance agreement with respect to storms named or numbered by the National Weather Service, earthquakes, and fires following earthquakes covering our personal lines property and auto business countrywide, excluding Florida, for a period of one year, with an effective date of June 1, 2006 (the “aggregate excess agreement”).  In December 2005, we placed $750 million of a limit of $2 billion in excess of $2 billion of aggregate losses during the agreement’s one-year term.  In January 2006, we completed the balance of the program, placing an additional $1.15 billion of the limit while retaining a 5% share.  The aggregate excess agreement applies to Allstate and Encompass brand policies.

The annual retentions and limits on the agreements expected to be in place during 2006 are shown in the following table.

	Effective Date	% Placed	Reinstatement/Limits	Annual Retention		Limit
				(in millions)		(in millions)
Aggregate excess(1)	6/1/2006	95	None	$2,000		$2,000

California fire following(2)	2/1/2006	95	2 limits over 28 month term and as noted above	500		1,500

Multi-year(3):	6/1/2005
	(as revised effective 6/1/2006)
Connecticut		95	2 limits over 3-year term	100		200

New Jersey		95	1 reinstatement over 3-year term with reinstatement premium required	100		200

New York(4)		90	2 limits over 3-year term	750		1,000

Texas(5)		95	2 limits for each year over 3-year term	320		650

Florida		90	2 limits over 2-year term	Excess of FHCF Reimbursement	(6)	900

New Jersey(7)	6/1/2006	95		Excess of New Jersey Multi-year treaty		300

(1) Aggregate Excess Agreement – This agreement is effective 6/1/2006 for 1 year and covers storms named or numbered by the National Weather Service, earthquakes, and fires following earthquakes for the Allstate and Encompass brand personal lines auto and property business countrywide except for Florida.  Losses recovered, if any, from our California fire following agreement, multi-year treaties and any new New Jersey agreement are excluded when determining the retention of this agreement.

(2) California Fire Following Agreement – This agreement is effective 2/1/2006 and expires 5/31/2008.  This agreement covers Allstate and Encompass brand personal property losses in California for fires following earthquakes.  This agreement provides in total $3 billion of coverage for all qualifying losses except when a qualifying loss occurrence exceeds $2 billion, then for 21 days no additional recovery can occur for any losses within the same seismic geographically affected area.

(3) Multi-year Treaties – These treaties have been in effect since 6/1/2005 and cover the Allstate brand personal property catastrophe losses, expiring 5/31/2008, except for the treaty in Florida.  The Florida treaty provides coverage for property policies written by Allstate Floridian and it expires 5/31/2007.  This chart reflects our expectation that we will expand coverage limits by $100 million per year on the New Jersey and Texas treaties effective 6/1/2006, and that we expect to terminate the existing treaties in North Carolina and South Carolina on 5/31/2006.  The retentions, limits and/or reinsurance premiums on these treaties are also subject to annual measurements on their anniversary dates.

(4) Two separate reinsurance treaties provide coverage for catastrophe risks in the State of New York:  Allstate Insurance Company (“AIC”) has a $500,000,000 retention and a $550,000,000 limit, and Allstate Indemnity Company has a $250,000,000 retention and a $450,000,000 limit.

(5) The Texas treaty is with Allstate Texas Lloyd’s (“ATL”), a syndicate insurance company.  ATL also has a 100% reinsurance agreement with AIC covering losses in excess of and/or not reinsured by the Texas treaty.

(6) FHCF – The Florida Hurricane Catastrophe Fund (“FHCF”) provides 90% reimbursement of qualifying losses up to an estimated maximum.  For the 6/1/2005 – 5/31/2006 hurricane season, this maximum is estimated to be $945 million in excess of Allstate’s retention of $262 million for the two largest hurricanes and $87 million for other hurricanes.  These estimates are subject to annual measurements at the beginning of the FHCF fiscal year of 6/1.  This is an annual program with a first season and second season coverage provision.

(7) New Jersey Agreement – This agreement is being contemplated, but has not yet been placed.  This agreement is expected to be effective 6/1/2006.

We anticipate that the total cost of these agreements will be approximately $600 million per year or $150 million per quarter.  This represents an increase of approximately $400 million per year or $100 million per quarter over our current cost, once these agreements are fully implemented and effective.  Based on the effective dates of these agreements, our total costs are expected to be approximately $60 million in the first quarter of 2006, $100 million in the second quarter of 2006 and $150 million in the third and fourth quarters of 2006.  We will aggressively seek regulatory approvals, as necessary based on the challenging regulatory environment in each state, to include reinsurance costs in our premium rates in order to mitigate the impact of this increase. We currently expect that this level or a similar level of reinsurance coverage will be purchased or renewed for 2007. We also continue to study the efficiencies of our operations and cost structure, which may offset some portion of the increased reinsurance costs.

This current report on Form 8-K contains forward-looking statements about changes in the Registrant's reinsurance program, the related premium and reductions in costs. These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management's estimates, assumptions and projections.  The actual changes in the reinsurance program, related premium and cost reductions may differ materially from those discussed in this report due to not yet placing the remainder of our program in the reinsurance market and in the ability to reduce expenses to the desired level.

Section 9. – Financial Statements and Exhibits

Item 9.01.              Financial Statements and Exhibits.

(c)	Exhibits

99	Registrant’s press release dated January 31, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

THE ALLSTATE CORPORATION
(registrant)

By	/s/ Samuel H. Pilch
Name: Samuel H. Pilch
Title: Controller

January 31, 2006